Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-294165 and
Registration Statement Nos. 333-294164 and 811-23932
April 13, 2026

Apr 13, 2026 7:13 AM Eastern Daylight Time

Pershing Square Announces Launch of the Combined IPO of Pershing Square USA and Pershing Square Inc.

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NEW YORK--(BUSINESS WIRE)--Pershing Square USA, Ltd. (“PSUS”), a closed end investment company to be managed by Pershing Square Capital Management, L.P. (“PSCM”) and Pershing Square Inc. (“PSI”), the prospective parent company of PSCM, today announced the launch of the initial public offering (the “PSUS IPO”) of the common shares of beneficial interest of PSUS (the “PSUS Shares”) and the initial public offering (the “PSI IPO”, and together with the PSUS IPO, the “Combined IPO”) of the common stock of PSI (the “PSI Shares”).

A letter written by Bill Ackman explaining the Combined IPO in detail can be found here.

The preliminary prospectus for PSUS can be found here. The preliminary prospectus for PSI can be found here.

The PSUS Shares are being offered at a price of $50.00 per PSUS Share and investors in the PSUS IPO will receive, for no additional consideration, one PSI Share for every five PSUS Shares purchased. PSUS is seeking an aggregate offering size of at least $5,000,000,000 (inclusive of the gross commitments of $2.8 billion from a private placement which will be settled concurrently with, and will be contingent upon, the closing of the Combined IPO).

PSUS does not intend to increase the aggregate offering size such that the gross proceeds from the PSUS IPO and the private placement would be in excess of $10,000,000,000 (before any exercise of the underwriters’ overallotment option). PSUS intends to invest the net proceeds of the PSUS IPO in accordance with its investment objective and policies. All of the net proceeds of the Combined IPO will be received by PSUS and the Combined IPO will not result in any proceeds to PSI.

If the Combined IPO is completed, it is expected that both the PSUS Shares and the PSI Shares will be listed on the New York Stock Exchange under the symbols “PSUS” and “PS,” respectively.

The Combined IPO is subject to market and other conditions and the completion of the U.S. Securities and Exchange Commission’s (the “SEC”) review process of PSUS’s registration statement on Form N-2 (the “N-2 Registration Statement”) and PSI’s registration statement on Form S-1 (the “S-1 Registration Statement”, and together with the N-2 Registration Statement, the “Registration Statements”) and there can be no assurance as to whether or when the Combined IPO may be completed or as to the actual size or other terms of the Combined IPO.

Citigroup Global Markets Inc., UBS Investment Bank, BofA Securities, Inc., Jefferies LLC and Wells Fargo Securities, LLC are acting as global coordinators and bookrunners for the Combined IPO. RBC Capital Markets, BTG Pactual and Keefe, Bruyette & Woods, Inc. are acting as bookrunners for the Combined IPO. Academy Securities, Huntington Capital Markets, Loop Capital Markets, Oppenheimer & Co., Piper Sandler, Roberts & Ryan and Wedbush Securities are acting as co-lead managers for the Combined IPO. Aegis Capital Corp, AmeriVet Securities, C.L. King & Associates, CastleOak Securities, L.P., Clear Street, InspereX, Jones, R. Seelaus & Co. LLC, Samuel A. Ramirez & Company, Inc., Siebert Williams Shank and Tigress Financial Partners are acting as co-managers for the Combined IPO.

The proposed Combined IPO will be made only by means of prospectuses of PSUS and PSI. Copies of the preliminary prospectuses of PSUS and PSI relating to the proposed Combined IPO may be obtained by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectuses may be obtained from: Citigroup Global Markets Inc., Attention: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9145; UBS Securities LLC, Attention: Equity Syndicate, 11 Madison Avenue, New York, NY 10010, by telephone at (888) 827-7275, or by email at ol-prospectus-request@ubs.com; BofA Securities, Inc., Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255, by email at prospectus_requests@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com; or Wells Fargo Securities, LLC, Attention: Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, MN 55402, by telephone at (800) 645-3751 (option #5), or by email at WFScustomerservice@wellsfargo.com.

Each of the Registration Statements, including the prospectuses of PSUS and PSI, each of which is preliminary and subject to completion, has been filed with the SEC but neither of the Registration Statements has become effective. The securities described therein may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statements become effective. Before you invest in the Combined IPO, you should read the Registration Statements for more complete information about PSI, PSUS, and the Combined IPO. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The S-1 Registration Statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2026053/000114036126014335/ny20040230x18_s1a.htm; and the N-2 Registration Statement can be accessed through the following link: https://www.sec.gov/ix?doc=/Archives/edgar/data/2002660/000114036126014333/ny20064799x4_n2a.htm.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any PSUS Shares or PSI Shares, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. Any offers, solicitations or offers to buy, or any sales of PSUS Shares or PSI Shares will be made in accordance with the registration requirements of the U.S. Securities Act of 1933, as amended. No offer to buy the PSUS Shares or the PSI Shares can be accepted and no part of the purchase price can be received until the Registration Statements have become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date of the Registration Statements.

Consider the investment objectives and policies, risk considerations and charges and expenses of PSUS carefully before investing. The preliminary prospectus included in the N-2 Registration Statement contains this and other information about PSUS and the preliminary prospectus that included in the S-1 Registration Statement contains important information about PSI. All investments include the possibility of profits and the risk of loss, including the loss of principal.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements including (without limitation) the timing and details of the Combined IPO, the expected price at which the PSUS Shares will be offered and the ratio of PSI Shares to be delivered alongside PSUS Shares and expectations relating to the listing of the PSUS Shares and the PSI Shares on the New York Stock Exchange. No assurance can be given that the Combined IPO will be completed on the terms described, or at all. Completion of the Combined IPO on the terms described is subject to numerous conditions, many of which are beyond the control of PSUS and PSI, including, market conditions, general economic conditions and other factors, including those set forth under the heading “Risk Factors” in each of the preliminary prospectuses, which you should review carefully before determining whether to invest in the Combined IPO.

About Pershing Square USA, Ltd.

Pershing Square USA, Ltd. is a closed-end investment management company registered under the Investment Company Act of 1940, as amended, that will be managed by its investment manager, PSCM following the completion of the PSUS IPO and its commencement of investment operations.

About Pershing Square Inc.

Pershing Square Inc. is the prospective parent company of PSCM that will result from the statutory conversion of Pershing Square Holdco, L.P., the current parent company of PSCM, from a Delaware limited partnership to a Nevada corporation prior to the effectiveness of the Registration Statements.

About Pershing Square Capital Management, L.P.

Pershing Square Capital Management, L.P., based in New York City, is a SEC-registered investment advisor to investment funds.

Contacts
Fran McGill
212 909 2455
McGill@persq.com